Exhibit 10.18

CLAWBACK POLICY

ACKNOWLEDGEMENT AND AGREEMENT

This Clawback Policy Acknowledgment and Agreement (this “Agreement”) is entered into as of [•] [•], 20[•], between Pacific Ethanol, Inc., a Delaware corporation (the “Corporation”) and [•] (“Executive”).

RECITALS:

WHEREAS, the Corporation’s Board of Directors (the “Board”) maintains a Policy for Recoupment of Incentive Compensation as initially adopted on March 29, 2018, as may be amended from time to time (the “Clawback Policy”); and

WHEREAS, in consideration of, and as a condition to the receipt of, future annual or short-term incentive compensation, performance-based restricted stock, other performance-based compensation, and such other compensation as may be designated by resolution of the Board as being subject to the terms of the Clawback Policy (collectively, the “Covered Compensation”), Executive and the Corporation are entering into this Agreement.

AGREEMENT:

NOW, THEREFORE, the Corporation and Executive hereby agree as follows:

1.       Executive acknowledges receipt of the initial Clawback Policy, a copy of which is attached hereto as Exhibit A and is incorporated into this Agreement by reference. Executive has read and understands the initial Clawback Policy and has had the opportunity to ask questions to the Corporation regarding the initial Clawback Policy.

2.       Executive hereby acknowledges and agrees that the Clawback Policy shall apply to any Covered Compensation awarded on or after the date of this Agreement, and all such Covered Compensation shall be subject to repayment or forfeiture under the Clawback Policy.

3.       Any applicable award agreement or other document setting forth the terms and conditions of any Covered Compensation shall be deemed to include the restrictions imposed by the Clawback Policy and incorporate it by reference. In the event of any inconsistency between the provisions of the Clawback Policy and the applicable award agreement or other document setting forth the terms and conditions of any Covered Compensation, the terms of the Clawback Policy shall govern.

4.       The repayment or forfeiture of Covered Compensation pursuant to the Clawback Policy and this Agreement shall not in any way limit or affect the Corporation’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Corporation. This Agreement and the Clawback Policy shall not replace, and shall be in addition to, any rights of the Corporation to recover Covered Compensation, or any other compensation, from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.

5.       Executive acknowledges that Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by Executive of awards of Covered Compensation from the Corporation on and after the date of this Agreement; provided, however, that nothing in this Agreement shall be deemed to obligate the Corporation to make any such awards to Executive. Executive acknowledges and agrees that Executive will not be entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Clawback Policy by the Company.

6.       This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

7.       This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of laws. No modifications, waivers or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties. Each of this Agreement and the Clawback Policy shall survive and continue in full force in accordance its terms notwithstanding any termination of Executive’s employment with the Corporation and/or its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Corporation.

8.       This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Pacific Ethanol, Inc.	Executive:

By:
Print:	Print:
Title:

2

EXHIBIT A

PACIFIC ETHANOL, INC.

POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

(March 29, 2018)

This Policy for Recoupment of Incentive Compensation of Pacific Ethanol, Inc. (the “Company”) will be implemented in accordance with the rules of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”). Unless the rules of the SEC and NASDAQ dictate otherwise, this Policy shall apply to all incentive compensation, including any cash or equity incentive compensation, awarded or paid after March 29, 2018 to any “executive officer” of the Company (as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended, and including, without limitation, each “named executive officer” under Item 402 of Regulation S-K) (each, an “Executive Officer”). The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will administer this Policy.

If the Company’s financial statements are required to be restated, regardless of cause, including, without limitation, due to: (i) material noncompliance with any financial reporting requirements under the federal securities laws, (ii) an error, miscalculation or omission, or (iii) the commission of an act of fraud or other misconduct, including dishonesty, unethical conduct or falsification of the Company’s records, then the Compensation Committee shall, on behalf of the Company and to the extent legally possible, recoup any incentive compensation awarded or paid to any Executive Officer during the Recoupment Period (as defined below). The amount of incentive compensation subject to recoupment shall be the amount of incentive compensation received that exceeds the amount of incentive compensation that otherwise would have been received by a current or former Executive Officer had it been determined based on the accounting restatement, and shall be computed without regard to any taxes paid.

For the avoidance of doubt, this Policy shall apply even if the Executive Officer did not engage in any misconduct and even if the Executive Officer had no responsibility for the financial statement errors, miscalculations, omissions or other reasons requiring restatement.

The Company shall recoup erroneously awarded incentive compensation in compliance with this Policy except to the extent that it would be impracticable to do so. Recoupment would be impracticable only if the Compensation Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped. Before concluding that it would be impracticable to recoup any amount of erroneously awarded incentive compensation based on expense of enforcement, the Company must first make a reasonable attempt to recoup the erroneously awarded incentive compensation.

The “Recoupment Period” shall be the three (3) year period commencing from the date of the financial statement required to be restated; and if more than one financial statement is required to be restated, the date of the earliest dated financial statement.

The Company shall not indemnify or agree to indemnify any Executive Officer against the loss of any erroneously awarded incentive compensation.

As a condition to receive any incentive compensation award, each Executive Officer must sign an acknowledgment stating the Executive Officer’s obligation to repay the compensation subject to recoupment, and waiving any right of indemnification by the Company.